                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Hemagen Diagnostics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           HEMAGEN DIAGNOSTICS, INC.
                               40 BEAR HILL ROAD
                          WALTHAM, MASSACHUSETTS 02451

                            ------------------------

                     REVOCATION OF CONSENT STATEMENT OF THE
                BOARD OF DIRECTORS OF HEMAGEN DIAGNOSTICS, INC.

                            ------------------------

    This Revocation of Consent Statement is furnished by the Board of Directors of Hemagen Diagnostics, Inc., a Delaware corporation ("Hemagen," the "Company," or the "Corporation"), to the holders of outstanding shares of its common stock, par value $0.01 per share (the "Common Stock"), in opposition to the solicitation by Jerry L. Ruyan, William P. Hales, Thomas A. Donelan and Christopher P. Hendy (collectively, the "Redwood Group") of written consents from stockholders of Hemagen. This Revocation of Consent Statement and the accompanying Revocation of Consent card are being mailed to stockholders commencing on or about July 27, 1999.

    The Redwood Group is conducting a consent solicitation with respect to the following proposals (the "Redwood Group Proposals"):

    - oust our duly elected Board of Directors, replacing them with Messrs. Ruyan, Hales, Donelan and Hendy, the four members of the Redwood Group, and leave two vacancies on your Board, which will give the Redwood Group control of the Board and, effectively, of Hemagen;

    - approve a grant to the Redwood Group members, or an entity that they control, of options to purchase a total of 15% of Hemagen's common stock, on a fully diluted basis; and

    - amend Hemagen's by-laws to eliminate our staggered board and make certain other changes that would enable the Redwood Group to remove all of our directors without cause.

    THE BOARD OF DIRECTORS OF THE CORPORATION VIGOROUSLY OPPOSES THE REDWOOD GROUP'S SOLICITATION OF CONSENTS AND URGES YOU NOT TO SIGN OR RETURN ANY WHITE CONSENT CARD SENT TO YOU BY THE REDWOOD GROUP. IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A WHITE CONSENT CARD TO THE REDWOOD GROUP, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND.

    THE BOARD IS ASKING FOR YOUR SUPPORT. THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE REVOCATION OF CONSENT CARD IN THE ENCLOSED
POSTAGE-PREPAID ENVELOPE AS SOON AS POSSIBLE TO REVOKE ANY AND ALL PRIOR
CONSENTS.

    Questions concerning the voting of your shares of common stock should be directed to our proxy solicitor:

                                   MacKenzie
                                 Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                       or Call Toll-Free: (800) 322-2885

or to the Company:

                             William Franzblau, CFO
                           Hemagen Diagnostics, Inc.
                               40 Bear Hill Road
                               Waltham, MA 02431
                         Call Toll-Free 1-800-436-2436

              WHY THE BOARD OPPOSES THE REDWOOD GROUP'S PROPOSALS

                YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE
                SOLICITATION BEING MADE BY THE REDWOOD GROUP IS
              NOT IN THE BEST INTEREST OF SHAREHOLDERS. YOUR BOARD
            URGES YOU TO DISREGARD THE REDWOOD GROUP'S SOLICITATION
                MATERIAL AND NOT TO SIGN THE WHITE CONSENT CARD.

REMOVAL OF BOARD MEMBERS

    The Redwood Group is seeking your written consent to remove your entire Board of Directors and elect themselves as a new Board of Directors. If successful, the new Board of Directors would be Jerry L. Ruyan, William P. Hales, Christopher P. Hendy, and Thomas A. Donelan. Your Board of Directors is supposed to consist of six members, however, the Redwood Group states that it will leave two vacancies on your Board until the next annual meeting of the Shareholders at which time the vacancies would be filled by Shareholder vote. When the Redwood Group initially filed its preliminary proxy at approximately 7:00 P.M. on Friday June 25, 1999 (as well as the first amendment to that proxy filed on July 13, 1999), they included two of your present directors, Alan S. Cohen and Ricardo M. de Oliveira, on their slate to be re-elected as members of the Board. We believe that this was done to make shareholders believe that there would be some continuity in the control of Hemagen and at the same time imply that these two members of the Board had given the Redwood Group permission to use their name. In fact, Hemagen received many calls from shareholders stating that they had believed these implications to be true.

    Our Board unanimously OPPOSES the Redwood Group's proposal to remove all of the current directors and replace all the Board members with the Redwood Group's four members. In fact, our Board believes that if such a proposal were to succeed, there would be a substantial disruption to the business operations of Hemagen. Hemagen's management has already encountered a significant business disruption due to the present consent solicitation filed by the Redwood Group in that parties with whom Hemagen is, and has been, negotiating significant business transactions have expressed concern over a possible management change. Our Board believes that if the Redwood Group were truly out for the shareholders' best interests, they would have approached Hemagen in other ways such as a bid to purchase the Company. Moreover, we believe that certain of the Redwood Group members have conflicts of interest that would place their commitment and dedication to Hemagen in question. We also believe that, in addition to Mr. Hales (the proposed new president of Hemagen) inexperience in managing a company, Mr. Donelan and Mr. Hendy also lack the experience necessary and relevant to manage Hemagen. Their backgrounds are solely in the banking and investment arenas and neither have any scientific training or experience. Additionally, to our knowledge, the Redwood Group has no business plan for the Company. Our Board, on the other hand, has financial, medical, scientific, legal and business development backgrounds which we believe provides our shareholders with a well rounded, independent Board that will not be influenced by personal interests over the best interests of Hemagen and its shareholders. Your current Board has a master business plan to maximize shareholder value which was developed well before the Redwood Group made themselves known to the Company. The Company is in the process of implementing the business plan which includes the sale of Cellular Products, Inc. We have set forth the pertinent aspects of the Board's master business plan in this Proxy statement which includes focusing on the core businesses and a plan for expense reduction. Our Board is of the opinion that the Redwood Group is not able to bring the same knowledge, experience and independence to the table. Ask yourself if Mr. Hendy and Mr. Donelan, the two independent nominees who are also partners in the venture capital business with Mr. Ruyan will truly make independent decisions. Remember, under NASDAQ rules, Mr. Hendy and Mr. Donelan will be the majority members of the Board's compensation committee which would set Mr. Ruyan's salary and compensation package as well as Mr. Hales' salary and compensation package. Another issue which you as shareholders must consider is the statement by the Redwood Group that they will "request" reimbursement from Hemagen for all expenses incurred in their proxy solicitation if they are successful in their proposals. Reimbursing themselves will not benefit the shareholders or increase shareholder value and you should also consider who will be making the decision whether the company should reimburse them or not. We believe that you know the answer, it is the Board of Directors which will consist solely of members of the Redwood Group.

    The Redwood Group has stated that it intends to replace your entire Board of Directors with themselves and they also intend to replace the President and Chief Executive Officer, Dr. Carl Franzblau. Jerry L. Ruyan, a long-time resident of Ohio, will be the new CEO. The Redwood Group's proxy does not indicate that Mr. Ruyan will leave Ohio and relocate to Massachusetts to manage your company. We believe that he will not relocate and will attempt to manage the company from Ohio. The Redwood Group proposes to elect William P. Hales as the new President of Hemagen. Mr. Hales is a 37 year old stockbroker who has never run a company and has never been a corporate officer or director of any company, public or private, and who has no relevant scientific background in diagnostics or otherwise. Again as with Mr. Ruyan, Mr. Hales does not live in Massachusetts and the Redwood Group's proxy statement does not indicate that Mr. Hales will move from his home in New York to manage your Company. Dr. Franzblau, on the other hand, has over 25 years experience in medical diagnostics. He has been the president of two diagnostic companies and owned and operated several clinical laboratories. His scientific expertise includes numerous University degrees as well as over 35 years experience in research and development of diagnostic products. Your Board believes that you should "shop and compare before you buy" and your Board believes that you should not let the Redwood Group fool you into thinking that they will not personally benefit if you approve their proposals by the careful way in which they set forth their proposals.

    The Redwood Group states that if elected one of their goals will be "to focus on more profitable sales and a reduction in expenses." The Redwood Group also states that they "anticipate that the total executive compensation after these changes would be about the same as last reported by Hemagen." The Redwood Group's Proxy statement only lists William P. Hayes and Jerry L. Ruyan as executives and states that the remaining members of Hemagen's management [not necessarily executive management] would consist of persons, not currently identified..." We believe that the Redwood Group's goals will clearly benefit themselves and not necessarily the shareholders. This belief is based upon the fact that the compensation that the Redwood Group is proposing to pay themselves is in addition to the 1,747,014 stock options (approximately 22.5% of the issued shares) that the Redwood Group will receive without paying anything for these options. In the fifteen years since Hemagen's inception, the executives have only received 105,000 options in total and Dr. Franzblau personally only received 20,000 stock option of that total. We believe that you should beware of any group that intends to issue themselves over 1.7 million options on the day they take control.

    CREATING VALUE FOR OUR SHAREHOLDERS HAS ALWAYS BEEN OUR OBJECTIVE. When we took the Corporation public in 1993, our goal was to build a profitable multi-product diagnostic enterprise that could serve as the cornerstone of a sizable medical device company. It has been our experience in this industry that success is achieved by steadily growing sales of core product lines, developing new products that complement existing products and acquiring enterprises with complementary technologies. Following that strategy has poised Hemagen to emerge as a prominent competitor in the medical and veterinary diagnostic communities. In 1997 and 1998 Hemagen was named as one of the "National Fast 500 Technology" companies by Deloitte & Touche.

    During the past few years, Hemagen has developed many new diagnostic products while simultaneously pursuing strategic acquisitions that we believe have added value to the Corporation by increasing the menu of available diagnostic products offered for sale by Hemagen. We believe that the increased product offerings may attract new distribution outlets and end users. Hemagen recently acquired the Analyst automated clinical chemistry system, a proprietary diagnostic system that complements Hemagen's existing technologies.

    Our Board of Directors has overseen a string of acquisitions and infrastructural changes from 1993, when they took the Corporation public, to the present, including:

    - the expansion of our distribution center for Latin America in Brazil in 1993;

    - the addition of the immunofluoresence product line in 1995;

    - the acquisition and integration of the RAICHEM clinical chemistry business in 1996;

    - the acquisition of Cellular Products, Inc. research products in 1996;

    - the addition of several VIRGO and RAICHEM products for which we have succeeded in receiving FDA clearance;

    - the execution of contracts with several multi-national corporations including Carter-Wallace, Inc., AVL Scientific Corporation and Boehringer Mannheim GmbH; and

    - the acquisition of the Analyst benchtop clinical chemistry system from Dade Behring in 1998.

    Our Board is optimistic about the ability of Hemagen to leverage these recent developments to position the Corporation for expansion into new markets. We are also seeking to increase profit margins by concentrating our efforts in three core areas within the field of diagnostics that complement each other and provide an opportunity for cross-marketing our products. Hemagen's three key platforms are:

    - our immunodiagnostic division;

    - our clinical chemistry division; and

    - our point-of-care instrumentation business, which includes the Analyst and companion products.

    Historically, Hemagen has placed the greatest emphasis on its immunodiagnostic business. We believe that our expansion into additional product lines has allowed us to increase our presence in international markets. Recently we have been negotiating with a potential strategic partner to further increase our market presence by supplying reagents to a prominent instrument distributor. Our RAICHEM division already manufactures certain products for the distributor, but the opportunity that now presents itself is for all of the product line. We have signed a confidentiality agreement and a meeting with the distributor is set for the end of July, 1999. If successful, we believe that Hemagen will be able to expand its market presence and reputation outside its areas of historical competence of diagnostics and into systems, which include instrument and disposable reagent systems.

    Consistent with our recent emphasis on our three core technologies, we have been examining which segments of the Corporation are incompatible with our strategic focus. Although Cellular Products, Inc. has generally been a positive addition to the Corporation, due to its recent string of losses, we believe that our resources are more profitably used to reinforce our core businesses and have signed an agreement with a corporation created by Cellular Products, Inc's senior management for the divestiture of Cellular Products, Inc. As part of the master business plan, we have been analyzing other aspects of the Company to reduce expenses and increase profitability. Based upon estimates done by management, we expect that the measures taken to date as well as the measures which are being implemented within the next six months will save over $1,000,000 in expenses and future potential losses. These measures include but are not limited to bringing various manufacturing operations in-house and outsourcing certain sales and marketing efforts. Add to that our projected increase in sales based solely upon the new Vet Rotor introduced in April, 1999 and our reagent agreement with an international instrument company, AVL Scientific, which we believe will show an increase in profits, we are of the opinion that Hemagen's future is exciting and optimistic.

    Our Board has also led Hemagen to develop several new products, for which we are pursuing regulatory approval by the FDA, in the fields of infectious diseases and autoimmune diseases. The Board's strategy of supporting continuous research and development is beginning to reap rewards for the

Corporation, and the Board believes that continued emphasis on research and development will maximize long-term value for our shareholders by increasing our product menu and making the Company a more attractive vendor.

    Our efforts have recently contributed a positive trend in revenues from our RAICHEM division, which has begun marketing a test for HDL-Cholesterol based on a state of the art, fully automated technology. We recently entered into an agreement with AVL Scientific Corporation to be their exclusive supplier of reagents for a new instrument that AVL Scientific Corporation is launching in South America. We are in negotiations with Italian, French and Israeli diagnostic manufacturers that we believe offer Hemagen opportunity to expand its international business. The French diagnostic company has tested our reagents and found them to be satisfactory. We are meeting with them at the American Association of Clinical Chemistry meeting at the end of July, 1999 to discuss proposal terms including reagent pricing and contractual exclusivity. The Israeli diagnostic company, which sells primarily in Europe, has approached Hemagen to enter into a joint venture with our Company. At present, we have signed confidentiality agreements and are evaluating financial data before further due diligence takes place. Another Israeli diagnostic company has ordered 50 Analyst instruments from Hemagen for use in the veterinary market and plans to expand that business significantly. The Italian company has also entered into a confidentiality agreement with Hemagen and is interested in the Analyst System and our Virgo product line. In the latter case, the Italian company would like to be the exclusive distributor of Hemagen's products in Italy and we are presently discussing minimum annual purchases. We believe that these opportunities will further increase shareholder value; however, as with any business venture, market and other risks associated with participation in these opportunities may negatively effect the profitability of Hemagen. The potential success of our negotiations is based in part on the established quality of our product lines, and also in part on the industrial and strategic relationships that our key officers and our Board of Directors have nurtured within Hemagen's targeted field over the last several years. We believe that current as well as future negotiations could be compromised or upset by a sudden shift in the management of the Corporation. In addition, based upon a review of product catalogues, we believe that two of these companies are in direct competition with Meridian Diagnostics, another potential conflict for Mr. Ryan.

    Our current Board of Directors brings loyalty, significant experience and a demonstrated level of commitment to Hemagen, and the relationships established by our Board members in the industry are among the Corporation's valuable assets. Our directors have persevered through market fluctuations and the learning process that defines the character of a company. One defining attribute of our Board is that they have been dedicated to finding opportunities for Hemagen's growth in both traditional and less-traditional avenues, and have maintained a vision toward the long-term success of the Corporation. Members of our Board of Directors, who have an unblemished record of utmost loyalty to our shareholders, unanimously contend that the actions solicited by the Redwood Group, for which the Redwood Group seeks immediate compensation through equity potential, and which will place the Redwood Group in the position of determining their own compensation going forward, would harm our shareholders as a class. Our Board questions the Redwood Group's anticipated level of commitment to vigorously represent the interests of all shareholders as a class, and grow the Corporation as an enterprise.

    Jerry L. Ruyan is a co-founder of Meridian Diagnostics, Inc., which is one of our major competitors. He has previously served as president and chief executive officer of Meridian, and based on the Redwood Group's Consent Solicitation Statement, served as a director until he resigned on July 7, 1999.

    In the Redwood Group's preliminary proxy statement filed on June 25, 1999, Mr. Ruyan was listed as a director of Meridian Diagnostics, Inc. In that preliminary statement, the Redwood group did not even mention the significant conflict of interest which Mr. Ruyan would have if he were to serve on Hemagen's Board of Directors. In the Redwood Group's second amendment to their proxy statement, in Mr. Ruyan's biography they state that Mr. Ruyan's ownership of Meridian creates a potential conflict of interest since Meridian and Hemagen compete in certain product areas and may be competitors in other fields in the future. Your Board was surprised that such a potential conflict was not noted anywhere else in the

Redwood Groups proxy statement since this appears to be a material fact that all shareholders should be aware of. In January, 1998, our Chairman of the Board met with Mr. Ruyan, in his capacity as a shareholder of Hemagen, to discuss Hemagen and its prospects. When our Chairman requested that Mr. Ruyan inform him of possible acquisition opportunities, Mr. Ruyan responded that to do so would be in conflict with his duties to Meridian as he was required to bring any possible acquisition of the sort that would benefit Hemagen first to Meridian. On or about November 24, 1998 when Mr. Ruyan requested a seat on our Board of Directors, he was rejected in part due to his clear conflict of interest relative to his association with Meridian Diagnostics as well as the late date he requested his name be considered as a Board member. On December 7, 1998, your Board appointed Paul Fruitt to replace John Sandson and notified Mr. Ruyan of this on December 11, 1998. Your Board specifically raised the issue of Mr. Ruyan's significant conflict of interest in its preliminary proxy statement filed with the SEC on July 2, 1999. We believe that if we would not have raised this issue with the Redwood Group that Mr. Ruyan would have not resigned as a member of the Board of Directors of Meridian Diagnostics, Inc. on July 7, 1999. In fact, in another proxy solicitation filed with the SEC on July 16, 1999 under Cafe Odyssey, Inc. Mr. Ruyan still states that he is a member of the Board of Directors of Meridian. Is this the type of person that you want to serve as a member of your Board of Directors?

    Mr. Ruyan still has a conflict of interest regardless of his resignation from the Board of Directors of Meridian. Mr. Ruyan presently has a written agreement with William Motto, Meridian's Chairman of the Board and Chief Executive Officer, which relates to restrictions and obligations if and when either Mr. Motto or Mr. Ruyan desires to sell any stock they own in Meridian. Again, this agreement is not mentioned in the Redwood Group's proxy statement. The Redwood Group states that Mr. Ruyan owns approximately 3.2% of Meridian's stock. On July 21, 1999, based upon the closing stock prices as reported by the Boston Globe Newspaper, Mr. Ruyan's interest in Meridian exceeds $3,500,000. We believe that when you compare this ownership interest in Meridian to his total interest in Hemagen of approximately $270,000 (based upon the closing price of Hemagen's stock on 7/21/99) that you will see a clear conflict between Mr. Ruyan's self interest of increasing Meridian's stock value and increasing Hemagen's market share and competitive edge over Meridian. You should also note and consider that Mr. Ruyan's interest in Meridian is equal to almost 50% of Hemagen's total market capitalization. Your Board believes that Mr. Ruyan's relationship with Meridian appears to be almost as strong now as before Mr. Ruyan resigned as a director of Meridian. Our Chairman and the other Board members can only conclude that Mr. Ruyan's economic self interest would favor Meridian, our principal competitor, at the expense of Hemagen. The Redwood Group has proposed that Mr. Ruyan serve as Hemagen's Chairman of the Board and Chief Executive Officer.


    We are not the first company to be targeted by Mr. Ruyan. Mr. Ruyan has experience instigating proxy fights and was elected as a member of the Board of Directors with respect to a contest he waged against Frisch's Restaurants. Messrs. Ruyan and Donelan formed a company called Redwood Venture Group in 1995, an investment fund, and were later joined by Mr. Hendy. Redwood Venture Group and certain of its members have attracted media attention in connection with their aggressive business tactics.


    We also have previous experience with Mr. Hales, who assisted us in obtaining financing in 1995. Our experience with Mr. Hales led us to conclude that his manner of conducting business was not compatible with the Corporation's. Moreover, Mr. Hales' experience is in money management. He has no documented experience operating a company of which we are aware. He is also of the tendency to rapidly change positions; the longest period he has been associated with a single company is for about 2 years at his present position. Prior to that his average tenure with any brokerage firm was about 15 months. As a money manager, his experience extends primarily to managing money for individual investor clients.

    Thomas Donelan is a banker with experience in the area of commercial lending. In 1995, Mr. Donelan co-founded Redwood Venture Group. Christopher Hendy is also a commercial banker by trade who joined Redwood Venture Group in 1996. We are not aware that Mr. Donelan or Mr. Hendy has any experience relevant to operating a business like ours.

    In light of the complete lack of germane experience that most of the members of the Redwood Group appear to offer to our Board of Directors as well as the lack of experience of the Redwood Group's proposed president, and the dilution that shareholders will experience as a result of the stock options that the Redwood Group is seeking to acquire, our Board believes that the Redwood Group does not have any real understanding of, or interest in, our business, but, instead, is seeking to maximize the short-term investment return of its members in large part at the expense of the other stockholders of Hemagen.

    Moreover, while we have articulated and implemented strategies that we believe will make Hemagen a successful company, the Redwood Group has not proffered any plans at all. Our Board has always shown a willingness to listen to ideas that will strengthen the Corporation or lead it in directions that will enhance shareholder returns. However, Redwood Group, composed principally of individuals with expertise that does not overlap with Hemagen's niche technologies, has provided no strategy for improving the Corporation. Their confident statement made in a proxy statement they filed with the Securities and Exchange Commission that "We Believe We Can Deliver Stockholder Value" is without substantiation or strategy as to how this may be achieved.

AWARD OF OPTIONS FOR 15% OF HEMAGEN

    The Redwood Group's proposal calls for Mr. Hales and a company called Redwood Holdings Inc. with only one shareholder--an employee stock ownership plan whose principal participants are Messrs. Ruyan, Donelan and Hendy--each to receive an option to purchase 7.5% of our common stock, on a fully-diluted basis, for a total of 15% (1,747,014 shares, or about 22.5% of the Corporation's outstanding shares as of June 29, 1999). Although the options are priced at a value exceeding the current trading value of our common stock, we believe that even very small increases in our stock price, which may be caused by fluctuations in the market or otherwise, will reap the Redwood Group a very handsome reward for serving as members of the Board of Directors of Hemagen. The Redwood Group's proposed stock option grant is different than the Company's 1992 stock option plan in that pursuant to the Company's stock option plan, the Board of Directors is only authorized to issue up to 1,000,000 options to purchase up to 1,000,000 shares of Hemagen stock. This plan was put in place to primarily benefit all of the employees of Hemagen and your Board of Directors have maintained this goal by issuing most of the options granted to employees other than executive management. The Redwood Group's proposal is to issue themselves stock options outside of the Company's stock option plan.

    The Redwood Group has proposed an exercise price of $1.36 per share for the options to be granted to themselves. They state that this is 33.33% premium over the average of the Hemagen common stock during the 30 day trading period ending June 25, 1999. Based upon the March 31, 1999 10-QSB filed by Hemagen, the common stock has a book value of $1.30 per share. Therefore, the exercise price of the options are only 4% above the book value of the Company. Additionally, the Redwood Group proposes that for 18 months after the stock options are issued, the stock options will only be exercisable if the stock trades above $5 for 20 consecutive days or if there is a change in control. Change of control is not defined in the Redwood Group's proxy statement. Your Board believes that the definition of change of control is extremely material since it directly relates to when the options are exercisable.

    The Redwood Group states that the exercise of the options would cause a dilution of the existing equity interests of stockholders. They do not state that the dilution will be approximately 22.5%. Your Board also suggests you consider the fact that the warrants which are presently traded on the NASDAQ are exercisable at a price of $2.75 per share. Ask yourself how issuing stock options at $1.36 per share to the Redwood Group benefits the holders of these warrants. We believe it will not benefit the warrant holders.

    Accordingly, our Board unanimously OPPOSES the Redwood Group's proposal to grant to the Redwood Group stock options to purchase 15%, on a fully-diluted basis, of the Common Stock.

AMENDMENTS TO OUR BY-LAWS


    The Redwood Group's proposal includes amendments to our by-laws that will facilitate their rapidly and efficiently securing themselves as the majority of the Board of Directors. The proposed by-law amendments do not necessarily represent specific areas in which the Redwood Group seeks change or improvement for shareholders generally--rather, they serve the Redwood Group's end of wresting control of the Corporation in a blitzkrieg fashion. One of the proposed changes to our by-laws is the removal of a classified board. The provision was included in the by-laws when Hemagen, which was originally incorporated in 1985 as a Massachusetts Corporation, was reincorporated as a Delaware Corporation in 1992. The provision was approved by our shareholders at that time. Another of the proposed changes is a by-law amendment that eliminates all other by-law amendments made since we took Hemagen public in 1993. As they have made a blanket request without any discussion of any provisions they find unacceptable, we believe that the Redwood Group is merely ensuring that the stage is set for a quick and efficient overturn of our Board. Moreover, the two specific by-law provisions for which they request repeal would, if left unchanged, stymie their intention to take over the Corporation in the fashion they have proposed. We believe that the amendments that they request benefit only the Redwood Group and not our shareholders generally.


    Accordingly, our Board unanimously OPPOSES the Redwood Group's proposal to amend Hemagen's by-laws.

    As you consider your decision, the Board asks that you recognize that the Redwood Group is not offering to purchase your shares or pay you anything for their rise to control of the Corporation. Rather, they are seeking your vote to install them as the majority of Hemagen's Board of Directors and asking you, as a member of the stockholder class, to suffer dilution of your shares -potentially up to 15% on a fully diluted basis. Our Board does not find this to be in anybody's best interests except those of the Redwood Group.

    For the foregoing reasons, our Board unanimously OPPOSES all of the Redwood Group Proposals.

    PLEASE SIGN, DATE AND MAIL ONLY THE ENCLOSED BLUE REVOCATION OF CONSENT
CARD.

                             THE CONSENT PROCEDURE

VOTING SECURITIES AND RECORD DATE

    As of June 29, 1999, the Corporation had 7,751,890 shares of Common Stock outstanding. The Board of Directors has set June 29, 1999 as the record date for the determination of stockholders entitled to express or withhold their consent to the Redwood Group Proposals. Each share of Common Stock represents one vote and only such holders of record are entitled to express or withhold consent to the Redwood Group Proposals.

EFFECTIVENESS OF CONSENTS

    Under applicable Delaware law, the by-laws and the charter of the Corporation, the by-laws of the Corporation may be amended by either the shareholders or the Board of Directors. Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Corporation's Restated Certificate of Incorporation does not prohibit stockholder action by written consent. At a meeting of the Company's Board of Directors held on July 2, 1999, the Board determined to amend the by-laws to provide that, in order for the Corporation's shareholders to amend, alter or repeal any by-law, holders of at least two-thirds of the outstanding shares of Common Stock must approve such action.

    The Board took such action for several reasons, including that the change aligns the vote necessary to change the by-laws with that required to change the Corporation's certificate of incorporation, which had been 2/3; that it adds an additional level of protection to the Corporation's classified board governance structure, which the Board believes contributes to consistency and stability in corporate policy, while at the same time not precluding a successful solicitation by the Redwood Group; and that it also tends to neutralize any timing advantage which would otherwise inhere in the Redwood Group by virtue of its having filed its solicitation materials with the Securities and Exchange Commission several days earlier than the Corporation's filing of its materials, thus increasing the chances that all stockholders of the Corporation will have the opportunity to read and consider both sides' positions on the Redwood Group's proposals before any action by written consent becomes final. In addition, as noted above, the Board noted in making its decision in this regard that the Redwood Group's efforts appear to be led by an individual who, based on the Redwood Group's preliminary proxy materials filed with the Securities and Exchange Commission, is formerly a director of a principal competitor of the Company. The Redwood Group has indicated its intent to litigate the validity of the July 2, 1999 amendment to the by-laws. To date the Company has not been served with a complaint or any process or complaint initiated by the Redwood Group. However, the validity of the Board's actions may ultimately be determined by a Court of competent jurisdiction.

EFFECT OF BLUE CARD

    The Corporation's Board of Directors is soliciting AGAINST the Redwood Group Proposals. By executing the blue card stockholders will revoke any earlier dated consent card solicited by the Redwood Group which stockholders may have signed. Shares represented by the blue card will be voted as indicated thereon as a revocation of consent as to all shares held by the shareholder in all capacities.

    Any stockholder executing and delivering the enclosed blue card may revoke such action by signing and returning a later dated consent card solicited by the Redwood Group.

    The Corporation's Board of Directors urges you NOT to sign any consent card sent to you by the Redwood Group. Whether or not you have previously executed a consent card, the Board urges you to show your support for the Board by executing and dating the enclosed blue card solicited by the Board, and to mail it in the enclosed postage prepaid envelope as soon as possible. The blue card only serves to revoke any prior dated consents submitted by shareholders.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

    The following table sets forth, as of June 29, 1999, certain information concerning stock ownership of the Corporation by (i) each person who is known by the Corporation to own beneficially 5% or more of the Common Stock, (ii) each of the Corporation's Directors, (iii) each of the Corporation's executive officers named in the Summary Compensation Table ("Named Executive Officers"), and (iv) all Directors and Named Executive Officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                                NUMBER OF SHARES
                                                                                OF COMMON STOCK
NAME AND ADDRESS                                                                  BENEFICIALLY         PERCENTAGE
  OF BENEFICIAL OWNER(1)                                                            OWNED(2)         OF CLASS (2)(3)
----------------------------------------------------------------------------  --------------------  -----------------
Carl Franzblau, Ph.D.(4)....................................................           719,021                9.3%
Myrna Franzblau(5)..........................................................           719,021                9.3%
William Franzblau(6)........................................................            94,890                1.2%
Ricardo M. de Oliveira, M.D.(7).............................................           345,684                4.5%
Alan S. Cohen, M.D. ........................................................           148,705                1.9%
Lawrence Gilbert(8).........................................................           118,687                1.5%
Charles W. Smith............................................................           146,659                1.9%
Paul N. Fruitt..............................................................             8,000                  *
All Directors & Executive Officers as a Group (8 persons)(9)................         1,581,646               20.4%
Jerry L. Ruyan(10)..........................................................           684,854                8.7%
  9468 Montgomery Road
  Cincinnati, Ohio 45242
William P. Hales(10)........................................................           684,854                8.7%
  408 West 57th Street, 4A
  New York, New York 10019
Thomas A. Donelan(10).......................................................           684,854                8.7%
  9468 Montgomery Road
  Cincinnati, Ohio 45242
Christopher P. Hendy(10)....................................................           684,854                8.7%
  9468 Montgomery Road
  Cincinnati, Ohio 45242

------------------------

(*) represents less than 1%

(1) The addresses for all of the named individuals other than Messrs. Ruyan, Hales, Donelan and Hendy is c/o Hemagen Diagnostics, Inc., 40 Bear Hill Road, Waltham, Massachusetts 02451.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) As of June 29, 1999 there were 7,751,890 shares of Common Stock issued and outstanding.

(4) Includes 344,510 shares owned by Dr. Franzblau and 314,511 shares owned by Myrna Franzblau, Dr. Franzblau's spouse. Also includes 20,000 shares subject to stock options granted to Dr. Franzblau and 40,000 shares subject to stock options granted to Myrna Franzblau under the Corporation's 1992

    Stock Option Plan. Dr. Franzblau disclaims beneficial ownership of shares and options held by his spouse. Dr. Franzblau has sole dispositive power with respect to the shares held by him.

(5) Includes 314,511 shares owned by Mrs. Franzblau and 344,510 shares owned by Dr. Franzblau. Also includes 40,000 shares subject to stock options granted to Myrna Franzblau and 20,000 shares subject to stock options granted to Dr. Franzblau under the Corporation's 1992 Stock Option Plan. Mrs. Franzblau disclaims beneficial ownership of shares and options held by her spouse. Mrs. Franzblau has sole dispositive power with respect to the shares held by her.

(6) Includes options to purchase 30,500 shares. stock options granted to Mr. Franzblau under the Corporation's 1992 Stock Option Plan.

(7) Includes 40,014 shares owned by Dr. de Oliveira's spouse and 10,000 shares subject to stock options granted under the Corporation's 1992 Stock Option Plan.

(8) Includes 44,000 shares owned by Mr. Gilbert's spouse. Mr. Gilbert disclaims beneficial ownership over all shares held by his spouse.

(9) Includes the shares referenced in notes (4) through (8) above.

(10) The Redwood Group holds a total of 684,854 shares according to information obtained from a Schedule 13D, dated June 21, 1999, filed by the Redwood Group. Includes 122,000 warrants which are exercisable.

      INFORMATION REGARDING THE DIRECTORS AND OFFICERS OF THE CORPORATION

    The Corporation's Board of Directors is divided into three classes. Directors constituting approximately one-third of the Board of Directors are elected annually for a period of three years at the Corporation's Annual Meeting of Stockholders to serve until their successors are duly elected by the stockholders. Mr. Paul N. Fruitt was duly elected to take the seat on the Board of Directors vacated by virtue of Dr. John Sandson's death. Mr Fruitt became a director on December 9, 1998. The terms of Mr. Fruitt and Mr. Smith expire in 2002, the terms of Dr. Cohen and Mr. Gilbert expire in 2000 and the terms of Dr. Franzblau and Dr. de Oliveira expire in 2001. A classified Board of Directors could discourage, delay or prevent a takeover or change of control of the Corporation. Our Board believes, however, that Corporation's classified board structure prevents sudden shifts in corporate policy and adds to the stability of the Corporation's governance. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of Directors then in office. Officers are elected by and serve at the pleasure of the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

BUSINESS EXPERIENCE OF DIRECTORS AND OFFICERS

    CARL FRANZBLAU, PH.D. has served as Chairman of the Board of Directors, Chief Executive Officer and President of the Corporation since its inception. For more than the past five years, Dr. Franzblau has served as a Professor and Chairman of the Biochemistry Department and Associate Dean for Graduate Affairs at the Boston University School of Medicine. Dr. Franzblau received his Bachelor of Science degree in Chemistry from the University of Michigan and his Ph.D. in Biochemistry from the Albert Einstein College of Medicine. Dr. Franzblau is the husband of Myrna Franzblau, the Corporation's Treasurer.

    RICARDO M. DE OLIVEIRA, M.D. has been the Vice President of Research and Development and a Director of the Corporation since its inception. From 1980 through 1990, Dr. de Oliveira was a Professor at the University of Sao Paulo in Brazil. Dr. de Oliveira is also the former Director of Clinical Pathology at the Cancer Hospital of Sao Paulo, Brazil. Dr. de Oliveira received his M.D. degree from the Faculdade de Ciencias Medicas da Santa Casa de Sao Paulo in Brazil.

    ALAN S. COHEN, M.D. has served as a Director of the Corporation since its inception. Dr. Cohen was employed by the Boston University School of Medicine as a Professor of Medicine and a Professor of Pharmacology through 1998. Dr. Cohen is Editor-in-Chief of Amyloid: The International Journal of Experimental and Clinical Investigation. Dr. Cohen served as the Director of the Arthritis Center of Boston University from 1976 to 1994. From 1972 to 1992, Dr. Cohen served as Chief of Medicine of Boston City Hospital. Dr. Cohen is a past president of the American College of Rheumatology. Dr. Cohen received his Bachelor of Arts degree from Harvard College and his M.D. degree from the Boston University School of Medicine.

    LAWRENCE GILBERT has served as a Director of the Corporation since its inception and served as Clerk of the Corporation from its inception until 1988. From 1987 until 1995, Mr. Gilbert served as the Director of Patent and Technology Administration for Boston University. Since 1995, Mr. Gilbert has been the Director of Technology Transfer for the California Institute of Technology in Pasadena, California. Mr. Gilbert received his Bachelor of Arts degree from Brandeis University, his Bachelor of Foreign Trade from the American Institute of Foreign Trade and his J.D. degree from Suffolk University Law School.

    PAUL N. FRUITT has served as a Director of the Corporation since December 1998. Mr. Fruitt had been employed by the Gillette Company until his retirement in 1996. He has many years experience in market research as well as in strategic business planning. Mr. Fruitt served as Vice President of corporate planning for 27 years at the Gillette Company. He is currently a member of the Board of Overseers of Brandeis University's Graduate School of International Economics and Finance, and also serves on the Board of Overseers of the Newton-Wellesley Hospital. Mr. Fruitt is a graduate of Harvard College.

    CHARLES W. SMITH has served as a Director of the Corporation since its inception. From 1984 through 1989, Mr. Smith served as a Senior Vice President of Boston University. From 1983 through June 1992, Mr. Smith also served as the Treasurer and on the Board of Trustees of Boston University. Mr. Smith attended Metropolitan College in England and is a fellow of the Institute of Chartered Accountants in England and Wales.

    MYRNA FRANZBLAU has been the Corporation's Treasurer and Director of Human Resources since its inception. Mrs. Franzblau received her Bachelor of Arts from Brooklyn College and her Master's degree from Boston University. Mrs. Franzblau is the wife of Carl Franzblau, the Corporation's President.

    WILLIAM FRANZBLAU has served as the Corporation's Chief Financial Officer since March 1996. Since 1993, Mr. Franzblau has been general counsel for the Corporation. Mr. Franzblau received his Bachelor of Arts degree, in 1984, his J.D. degree in 1987 and his LLM degree in taxation in 1990 from Boston University. William Franzblau is the son of Dr. and Mrs. Franzblau.

BOARD MEETINGS; COMMITTEES

    The Board of Directors met four times during the fiscal year ending on September 30, 1998. All of the Directors attended 100% of the meetings of the Board of Directors except for Dr. Ricardo de Oliveira who attended none of the meetings of the Board of Directors and Dr. John Sandson who attended three of the meetings of the Board of Directors during the year ended September 30, 1998.

    During the year ended September 30, 1998, members of the Executive Committee, Audit Committee and Compensation Committee did not meet as separate committees. Instead, during such time, the Board of Directors, as a whole, addressed the policies and issues related to the functions of the Executive, Audit and Compensation Committees.

COMMITTEES OF THE BOARD

    The Corporation established an Executive Committee, an Audit Committee and a Compensation Committee of the Board of Directors on March 16, 1993.

    Executive Committee--Members of the Executive Committee are Dr. Cohen, Dr. Franzblau and Dr. de Oliveira. The Executive Committee is authorized to take any action that the Board of Directors is authorized to act upon with the exception of the issuance of stock, the sale of all or substantially all of the Corporation's assets and any other significant corporate transactions.

    Audit Committee--Members of the Audit Committee are Mr. Smith and Mr. Gilbert. The Audit Committee is concerned primarily with recommending the selection of the Corporation's independent accountants and reviewing the effectiveness of the Corporation's accounting policies and practices, financial reporting and internal controls. The Audit Committee reviews the scope of audit coverage, the fees charged by the accountants, and internal control systems.

    Compensation Committee--The Compensation Committee consists of Dr. Franzblau and two independent outside Directors, Mr. Fruitt and Mr. Gilbert. The Compensation Committee was established to set and administer the policies that govern annual compensation for the Corporation's executives.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    In fiscal 1998, the Corporation compensated each of its four non-management Directors by paying them six thousand dollars ($6,000.00) plus actual travel expenses up to $500 for each Board meeting attended. Drs. Franzblau and de Oliveira receive no compensation for their services as Directors.

CERTAIN RELATIONSHIPS

    Carl Franzblau and Myrna Franzblau, the Corporation's Treasurer, are husband and wife and William Franzblau, Esq. Chief Financial Officer and General Counsel, is the son of Carl Franzblau and Myrna Franzblau. Scott Weiss, VP, Marketing and Sales, is the son-in-law of Carl Franzblau and Myrna Franzblau. Except for Dr. and Mrs. Franzblau and William Franzblau and Scott Weiss, no Director or officer is related by blood, marriage or adoption to any other Director or executive officer.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth, for the fiscal years ended September 30, 1998, 1997 and 1996, the compensation paid to the Corporation's Chief Executive Officer and to its highest paid executive officers who received from the Corporation more than $100,000 in cash compensation.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                                                                                LONG TERM
                                                                                                              COMPENSATION
                                                                                                                 AWARDS
                                                                                                              -------------
                                                                                                               SECURITIES
                                                                                               OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION                                YEAR       SALARY        BONUS      COMPENSATION    OPTIONS(3))
-------------------------------------------------------  ---------  ----------     ------      -------------  -------------
Carl Franzblau.........................................       1998  $  140,000            0      $   7,324(1)      10,000
  Chief Executive Officer                                     1997  $  137,187            0      $   7,961         10,000
                                                              1996  $  128,750            0      $   5,073              0

William Franzblau......................................       1998  $  110,000            0      $   3,300(4)      10,000
  Chief Financial Officer                                     1997  $  105,000            0      $   3,150         20,500

Ricardo de Oliveira....................................       1998  $  120,000            0              0(2)      10,000
  Senior Vice President                                       1997  $  118,840            0      $     610              0
                                                              1996  $  118,840            0      $   5,073              0

------------------------

(1) The Corporation had provided Dr. Franzblau with the use of a leased car during the fiscal years ended September 30, 1998, 1997 and 1996, and has recorded an annual expense for Dr. Franzblau's automobile of approximately $7,324, $7,961 and $5,073, respectively.

(2) The Corporation had provided Dr. de Oliveira with the use of a leased car during the fiscal years ended September 30, 1997, and 1996, respectively, and has recorded an annual expense for Dr. de Oliveira's automobile of approximately $610 for the beginning of 1997 and $3,496 for 1996.

(3) In fiscal year 1998, the Corporation granted options to purchase 10,000 shares of Common Stock under the Corporation's 1992 Stock Option Plan to Dr. Franzblau and Dr. de Oliveira, and options to purchase 10,000 shares of Common Stock under the Corporation's 1992 Stock Option Plan to Dr. Franzblau in the fiscal year ended September 30, 1997. No options were granted to Dr. de Oliveira in the fiscal year ended September 30, 1997. No options were granted to Dr. Franzblau or Dr. de Oliveira in the fiscal year ended September 30, 1996.

(4) William Franzblau participated in the Corporation's 401k plan and received Corporation match of 3%.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning the grant of stock options to the named executive officers during the year ended on September 30, 1998.

                                                      % OF TOTAL                               POTENTIAL REALIZABLE
                                          NUMBER OF     OPTIONS                               VALUE AT ASSUMED RATES
                                         SECURITIES   GRANTED TO                                  OF STOCK PRICE
                                         UNDERLYING    EMPLOYEES   EXERCISE OR                     APPRECIATION
                                           OPTIONS        IN       BASE PRICE   EXPIRATION       FOR OPTION TERM
NAME(1)                                    GRANTED    FISCAL YEAR    ($/SH)        DATE           5%($) / 10%($)
---------------------------------------  -----------  -----------  -----------  -----------  ------------------------
Carl Franzblau.........................      10,000      3.2%         1.20         3-11-03           2,677/6,521
Ricardo de Oliveira....................      10,000      3.2%         1.20         3-11-03           2,677/6,521
William Franzblau......................      10,000      3.2%         1.20         3-11-03           2,677/6,521

    The following table sets forth the value of outstanding options held as of September 30, 1998.

        AGGREGATED OPTION EXERCISES IN LAST FY AND FY-END OPTION VALUES

                                                                                  NUMBER OF SECURITIES
                                                                                       UNDERLYING                 VALUE OF
                                                                                       UNEXERCISED               UNEXERCISED
                                                                                         OPTIONS                IN-THE-MONEY
                                                                                      AT FY-END(#)          OPTIONS AT FY-END(#)
                                     SHARES ACQUIRED                                  EXERCISABLE/              EXERCISABLE/
NAME                                 ON EXERCISE(#)         VALUE REALIZED($)         UNEXERCISABLE           UNEXERCISABLE(1)
--------------------------------  ---------------------  -----------------------  ---------------------  ---------------------------
Carl Franzblau..................                0                       0                  10,000                         0
                                                0                       0                  10,000                         0

Ricardo de Oliveira.............                0                       0                  10,000                         0

William Franzblau...............                0                       0                     500                         0
                                                0                       0                  10,000                         0
                                                0                       0                  10,000                         0
                                                0                       0                  10,000                         0

------------------------

(1) Options listed carry an exercise price of $2.19 and $1.20 per share, respectively for Carl Franzblau, $2.19 per share for Ricardo de Oliveira, and $2.00, $1.75, $2.19 and $1.20 per share, respectively for William Franzblau. The fair market value of the Common Stock underlying the options, as of June 1, 1999 was $0.88 per share (NASDAQ closing price on June 1, 1999).

SUMMARY OF EMPLOYMENT AGREEMENTS

    Hemagen has entered into employment agreements with Messrs. Carl Franzblau, Ricardo de Oliveira, and William Franzblau. Under the terms of such agreements, Messrs. Carl Franzblau, Ricardo de Oliveira and William Franzblau are guaranteed salaries of not less than $145,000, $130,000 and $130,000, respectively, in each case subject to annual increases. The agreements also provide for severance benefits in the event that the officer is terminated without cause, as defined, of continued base salary for a period of three years, in the case of Carl Franzblau, and one year in the case of each of Ricardo de Oliveira and William Franzblau.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended September 30, 1998, no executive officer served as a member of the compensation committee of the board of directors of another entity.

                             STOCKHOLDER PROPOSALS

    In order to be included in Proxy material for the 2000 Annual Meeting, tentatively scheduled to be held on Tuesday, March 4, 2000, stockholders' proposed resolutions must have been received by the Corporation on or before November 25, 1999. It is suggested that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Corporation.

                                  PARTICIPANTS

    In addition to the Board of Directors, Myrna Franzblau, Hemagen's Treasurer and Director of Human Resources, and William Franzblau, Hemagen's Chief Financial Officer and General Counsel, may be deemed to be 'participants' (the "Participants") in the solicitation of revocations of consents in response to the proposed consent solicitation by the Redwood Group.

    All of the Participants have a place of business, care of Hemagen Diagnostic, Inc., at 40 Bear Hill Road, Waltham, Massachusetts 02451.

    Mr. William Franzblau beneficially owns 94,890 shares of Common Stock, including options to purchase 30,500 shares. Ms. Myrna Franzblau's beneficial ownership of Common Stock is as set forth under the heading "Beneficial Ownership of Voting Securities". None of the Participants owns of record any shares of Common Stock other than shares over which they respectively have beneficial ownership.

    Over the past two years, the following Participants purchased or sold securities of Hemagen in the following quantities:

                                                                                                       NUMBER OF SHARES
NAME                                                       PURCHASE (P) OR SALE (S)         DATE        OF COMMON STOCK
-------------------------------------------------------  -----------------------------  -------------  -----------------
Carl Franzblau.........................................                    P            Dec. 1997              7,500
                                                                           P            Sep. 1998              4,000
                                                                           P            Sep. 1998              8,000
                                                                           P            Sep. 1998              4,000
                                                                           P            Sep. 1998              4,000
Paul Fruitt............................................                    P            Jan. 1999              5,000
Alan S. Cohen..........................................                    P            Dec. 1997              7,500
                                                                           P            Oct. 1998             10,000
Charles W. Smith.......................................                    P            Nov. 1997              2,500
                                                                           P            Dec. 1997              7,500
Lawrence Gilbert.......................................                    P            Jan. 1998              3,500
Myrna Franzblau........................................                    P            Dec. 1997              7,500

    On July 2, 1999, the Board of Directors adopted an amendment to the Corporation's by-laws to provide for mandatory advancement of expenses incurred by Indemnitees, which is defined in the Corporation's by-laws to include, among other persons, the Corporation's directors and officers. One of the Redwood Group Proposals contemplates the repeal of all amendments to our by-laws that were adopted since February 4, 1993. If such proposal were adopted, the Participants, all of whom are directors or officers, would not receive the benefit of this July 2, 1999 by-law amendment.

                          SOLICITATION OF REVOCATIONS

    The expense of preparing, printing and mailing of this Revocation of Consent Statement, and the total expenditure relating to the solicitation of revocations of consent (including, without limitation, costs, if any, relating to fees of attorneys, accountants, public relations or financial advisers, solicitors, advertising, printing, transportation and litigation) will be borne by Hemagen. In addition to use of the mails, revocations of consent may be solicited by officers, directors and regular employees of Hemagen, without additional remuneration, by personal interviews, telephone, facsimile or otherwise. Hemagen will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding such materials in accordance with customary charges. Hemagen has retained MacKenzie Partners, Inc. to aid in the solicitation of revocations of consent, including soliciting revocations of consent from brokerage firms, banks, nominees, custodians and fiduciaries. Approximately 30 persons will be utilized by such firm in its solicitation efforts. The fees of such firm are not to exceed $50,000 plus out-of-pocket costs and expenses.

    Hemagen estimates that its total expenditures relating to the solicitation of revocations of consent (exluding costs represented by salaries and wages of regular employees and officers) will be approximately $195,000. To date, Hemagen has incurred approximately $95,000.